Exhibit 99.1

         SHELLS SEAFOOD RESTAURANTS, INC. REPORTS THIRD QUARTER RESULTS

    TAMPA, Fla., Oct. 28 /PRNewswire-FirstCall/ -- Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported a net loss for the third quarter ended October 2, 2005 of $152,000, or $0.01 per share based on 15,701,000 average weighted common shares outstanding. In comparison, the net loss for the third quarter ended September 26, 2004 was $799,000, or $0.17 per share based on 4,813,000 average weighted common shares outstanding. The results for the third quarter of 2005 and 2004 included net non-recurring income of $858,000 and $51,000, respectively, as summarized in the ensuing financial tables. Exclusive of these non-recurring items, net loss for the third quarter of 2005 and 2004 was $1,010,000, or $0.06 per share, and $850,000, or $0.18 per share, respectively. The increase in common shares outstanding between 2005 and 2004 relates to the company's financing transaction completed in May 2005.

    The company, with all its restaurants located in Florida, said that hurricanes again adversely affected the company during the third quarter, although much less directly than a year earlier. While lost operating days during the 2005 period were minimal, the company incurred energy-related food price hikes, significant increases in utility costs and a sales slowdown which followed after Hurricane Katrina.

    Revenues for the third quarter of 2005 increased 17.9% to $10,241,000 from $8,682,000 in the comparable period in 2004, primarily due to an increase in same store sales of 10.0%. The increase in same store sales was due to greatly improved sales trends attained by the company's remodeled stores and significantly favorable sales comparisons to the 2004 quarter, which were negatively impacted by several lost operating days and revenues due to the Florida hurricanes; partially offset by unfavorable sales trends from the company's non-remodeled restaurants.

    "We are proud of the sales increases we've achieved and are reinvesting to bring our vibrant new look to all of our restaurants," said President & CEO Leslie Christon. "We are relentless in our continuing drive to provide the friendliest service and freshest seafood to all our guests."

    Net income for the first 39-weeks of 2005 was $417,000, or $0.02 per share based on 21,107,000 diluted common shares outstanding. In comparison, net income for the first 39-weeks of 2004 was $104,000, or $0.01 per share based on 11,378,000 diluted common shares. The results for the 39-weeks of 2005 and 2004 included net non-recurring income of $1,046,000 and $262,000, respectively, as summarized in the ensuing financial tables. Exclusive of these non-recurring items, net loss for the 39-weeks of 2005 and 2004 was $629,000, or $0.04 per share, and $158,000, or $0.03 per share, respectively.

    Revenues for the 39-weeks of 2005 increased 7.5% to $34,686,000 from $32,271,000 in the comparable period in 2004, reflecting an increase in same store sales of 7.7%. In 2005, Shells opened one new restaurant near the end of the first quarter. In 2004, the company closed three restaurants, one in each of the first three quarters.

    Costs related to the company's ongoing revitalization efforts also impacted the third quarter and 39-week period of 2005, including investing in additional training, and hiring more managers and corporate staff to meet anticipated growth needs. The company also cited the $1 increase in Florida's minimum wage, which took effect in May, and higher occupancy and depreciation costs. This was partially offset by improvements in cost of sales and labor expenses as a percentage of revenues, which were elevated in 2004 as affected by the hurricanes.

    "Various external cost pressures, combined with what we believe are guest concerns tied to high gas prices and the economy, negatively affected our business in September following Hurricane Katrina," Christon said. "Despite these challenges, we are encouraged by the strong guest response to our remodeled restaurants. We believe Shells is well-positioned to continue the gains already made, and we're excited to be moving forward with new growth again."

    The company announced that it completed three remodels of existing restaurants during the third quarter of 2005. Additionally, it completed a sale/leaseback of its Winter Haven restaurant, providing net cash proceeds of $933,000. The book gain on the sale/leaseback transaction, net of remodeling-related fixed asset disposals, was $858,000.

    During the fourth quarter of 2005 to-date, the company signed two new restaurant leases, one in St. Petersburg, FL, for a new restaurant location, and another in Stuart, FL, to relocate an existing restaurant to a more preferable location. Both restaurants are scheduled to open during the fourth quarter of 2005. The remodeling of six additional existing restaurants is currently under way and is scheduled for fourth quarter 2005 completion. The company utilized $800,000 of the $1.6 million credit line availability during the fourth quarter of 2005 toward its remodeling and growth plans. Inclusive of the restaurants scheduled to be remodeled in the fourth quarter, 19 restaurant remodels will have been completed. Lastly, the company will terminate the management and license agreement with its licensee, Shells of Carrollwood Village, Inc., effective October 31, 2005. Upon termination, the company will be assuming the operating rights to this strategic trade area for future restaurant growth.

    The company also reported that it has been impacted by Hurricane Wilma, with several of the company's South Florida restaurants still closed and without power at the time of this release. The company has taken immediate steps to assist its employees in the region, and is working to reopen the restaurants as soon as the various communities restore power. Although Shells does not believe it has suffered major physical damage to any of its facilities, it will lose some revenues and incur various costs due to the hurricane.

    The Company manages and operates 26 full-service, neighborhood seafood restaurants in Florida under the name "Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

    In addition to seasonal fluctuations, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; cash balances available for operating activities; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time-to-time in the Company's SEC filings.

                        SHELLS SEAFOOD RESTAURANTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                          13 Weeks       13 Weeks       39 Weeks       39 Weeks
                                            Ended          Ended         Ended           Ended
                                           October       September       October       September
                                              2,            26,            2,             26,
                                            2005           2004           2005           2004
                                        ------------   ------------   ------------   ------------
                                                               (Unaudited)
Revenues                                $     10,241   $      8,682   $     34,686   $     32,271

Costs and expenses:
  Cost of sales                                3,435          2,956         11,432         10,798
  Labor and other related expenses             3,351          2,902         10,511          9,900
  Other restaurant operating expenses          2,884          2,443          8,405          7,761
  General and administrative expenses          1,070            770          2,859          2,430
  Depreciation and amortization                  408            272          1,140            851
  Pre-opening expenses                             -              -            303              -
Income (loss) from operations                   (907)          (661)            36            531

Lease buy-out option                               -              -            600              -
Provision for impairment of assets                 -              -           (211)             -
Interest expense, net                            (30)          (552)          (366)          (758)
Other income, net                                838            465            560            522

Income (loss) before elimination of
 minority partner interest                       (99)          (748)           619            295
Elimination of minority partner
 interest                                        (53)           (51)          (202)          (191)
Net income (loss)                       $       (152)  $       (799)  $        417   $        104


Net income (loss) per share
  of common stock:
  Basic                                 $      (0.01)  $      (0.17)  $       0.03   $       0.02
  Diluted                               $      (0.01)  $      (0.17)  $       0.02   $       0.01

Average number of weighted
 common shares outstanding:
  Basic                                       15,701          4,813         14,382          4,723
  Diluted                                     15,701          4,813         21,107         11,378

                        SHELLS SEAFOOD RESTAURANTS, INC.
                             (Dollars in thousands)

                                          13 Weeks       13 Weeks       39 Weeks       39 Weeks
                                            Ended          Ended         Ended           Ended
                                           October       September       October       September
                                              2,            26,            2,             26,
                                            2005           2004           2005           2004
                                        ------------   ------------   ------------   ------------
                                                               (Unaudited)
Revenues:
   Sales, Company-owned
    restaurants (1)                     $     10,197   $      8,648   $     34,549   $     32,143
   Management fees (2)                            44             34            137            128
   Total                                $     10,241   $      8,682   $     34,686   $     32,271

Number of restaurants at end of
 period:
   Company-owned restaurants (1)                                                22             21
   Licensed restaurants                                                          4              4
   Total                                                                        26             25

Balance sheet data:
   Cash                                                               $      2,378   $        385
   Working capital (deficiency)                                             (1,280)        (3,218)
   Total assets                                                             16,462         11,259
   Stockholders' equity                                                      9,456          1,303

(1) Includes one joint venture restaurant in which the Company has a 51% equity interest.
(2) Derived from the licensed restaurants consisting of 2% of sales plus a fixed fee for placement of fully trained managers, if needed.

SUMMARY OF NON-RECURRING ITEMS:

                                          13 Weeks       13 Weeks       39 Weeks       39 Weeks
                                            Ended          Ended         Ended           Ended
                                           October       September       October       September
                                              2,            26,            2,             26,
                                            2005           2004           2005           2004
                                        ------------   ------------   ------------   ------------
                                                               (Unaudited)
Net income (loss), as reported          $       (152)  $       (799)  $        417   $        104

Non-recurring income (expense):
  Lease buy out option                             -              -            600              -
  Workers compensation premium refund              -              -            238            161
  Workers compensation reserve
   adjustment                                      -              -            106              -
  Hurricane-related insurance
   proceeds, net of expenses                       -            505              -            505
  Gain (loss) on disposal or sale of
   assets                                        858             (8)           696             81
  Interest on warrants                             -           (446)             -           (446)
  Pre-opening expenses                             -              -           (303)             -
  Financing costs                                  -              -            (80)             -
  Asset impairment charge                          -              -           (211)             -
  Severance                                        -              -              -            (39)
       Non-recurring income, net                 858             51          1,046            262
Net loss, after non-recurring items     $     (1,010)  $       (850)  $       (629)  $       (158)

Net income (loss) per share
 of common stock:
  Basic, as reported                    $      (0.01)  $      (0.17)  $       0.03   $       0.02
  Basic, after non-recurring items      $      (0.06)  $      (0.18)  $      (0.04)  $      (0.03)

  Diluted, as reported                  $      (0.01)  $      (0.17)  $       0.02   $       0.01
  Diluted, after non-recurring items    $      (0.06)  $      (0.18)  $      (0.04)  $      (0.03)

SOURCE  Shells Seafood Restaurants, Inc.
    -0-                             10/28/2005
    /CONTACT: Rick Van Warner, +1-407-628-3104 or Warren R. Nelson, +1-813-961-0944, both of Shells Seafood Restaurants, Inc./
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.shellsseafood.com /
    (SHLL)